EXHIBIT 4.1(b)


          THIS FIRST SUPPLEMENTAL WARRANT AGREEMENT, dated as of July 17, 2003 (the "Supplement"), between The Bear Stearns Companies Inc., a Delaware corporation (the "Company"), JPMorgan Chase Bank, as Warrant Agent (the "Warrant Agent"), and Bear, Stearns & Co. Inc., as Calculation Agent (the "Calculation Agent"). Capitalized terms used but not defined herein shall have the meanings set forth in the Warrant Agreement (as defined below).

                             RECITALS OF THE COMPANY

          WHEREAS, the Company and the Warrant Agent have previously entered into a Warrant Agreement dated as of July 9, 2003 (the "Warrant Agreement");

          WHEREAS, the Company desires to enter into this Supplement in order to issue Warrants pursuant to the terms of the Warrant Agreement, including Section
1.03 thereof; and

          NOW, THEREFORE, it is mutually covenanted and agreed as follows:

                                   ARTICLE I
                                 WARRANT DETAILS

          Section 1.01. The title of the Warrants to be issued under this Supplement is "Accelerated Market Participation Securities Linked to the S&P 500 Index" (the "AMPS"). The aggregate principal amount of the AMPS which may be delivered under this Supplement is limited to $5,000,000. The AMPS will be issued only as registered securities at a purchase price of $5.00 per Warrant on July 23, 2003. The AMPS will be issued in global form, and the Depository for such AMPS in global form shall be The Depository Trust Company ("DTC"). Beneficial interests in such AMPS will be held through DTC. The interests in such AMPS in global form may be exchanged in whole for AMPS which represent the individual AMPS at the option of (i) the Company or (ii) the Depository if the Depository is unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 calendar days. In any such instance, an owner of a beneficial interest in the AMPS in global form will be entitled to physical delivery in definitive form of the AMPS equal in principal amount to such beneficial interest and to have such AMPS registered in its name.

          The AMPS will be automatically exercised on October 21, 2004, the expiration date (the "Expiration Date"). There shall not be any periodic payments on the AMPS or any other payments on the AMPS until the Expiration Date.

          On the Expiration Date, a holder of an AMPS will receive a payment equal to the Cash Settlement Value (as defined below). The amount a Warrantholder will receive upon exercise of the AMPS will be based upon the percentage change in the value of the S&P 500 Composite Price Index (the "Index"). The Cash Settlement Value to which a Warrantholder will be entitled depends entirely on the relation of the Final Index Level to the Initial Index Level (each as defined below).
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          The "Cash Settlement Amount" with respect to the AMPS shall be calculated as follows:

          (i) If the Final Index Level is greater than or equal to the Initial Index Level, the Cash Settlement Value per AMPS will equal:


            /              /  Final Index Level-Initial Index Level  \  \
     $5 +  |  ($5)(3)  x  |   -------------------------------------   |  |
            \              \           Initial Index Level           /  /


          provided, however, the Cash Settlement Value cannot exceed $5.75 per AMPS.

          (ii) If the Final Index Level is less than the Initial Index Level, the Cash Settlement Value per AMPS will equal:


                               /   Final Index Level   \
                       $5  x  |   -------------------   |
                               \  Initial Index Level  /


          For purposes of this formula:

          The "Initial Index Level" equals 981.73, the closing value of the Index on July 17, 2003, the date the AMPS were priced for initial sale to the public.

          The "Final Index Level" will be determined by the Calculation Agent and will equal the closing value of the Index on October 18, 2004, the "valuation date".

          If the Calculation Agent determines that there is a Market Disruption Event (as defined below) on the valuation date, the valuation date will be the first succeeding Index Business Day on which there is no Market Disruption Event, unless there is a Market Disruption Event on each of the five Index Business Days following the original date that, but for the Market Disruption Event, would have been the valuation date. In that case, the fifth Index Business Day will be deemed to be the valuation date, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the level of the Index on that fifth Index Business Day in accordance with the formula for and method of calculating the Index in effect prior to the Market Disruption Event using the exchange traded price of each security in the Index (or, if trading in any such security has been suspended or materially limited, the Calculation Agent's good faith estimate of the exchange traded price that would have prevailed but for such suspension or limitation) as of that fifth Index Business Day.

          An "Index Business Day" means a day on which The Nasdaq Stock Market, the New York Stock Exchange (the "NYSE") and The American Stock Exchange are open for trading and the Index or any successor index is calculated and published.

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

          A "Market Disruption Event" means either of the following events, as determined by the Calculation Agent, in its sole discretion:

(a) the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange in 20% or more of the stocks which then comprise the Index (without taking into account any extended or after-hours trading session); or

(b) the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Index, or any successor index, which are traded on any major U.S. exchange.

          For the purpose of the above definition:

o a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and

o for the purpose of clause (a) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities Exchange Commission of similar scope as determined by the calculation agent, will be considered "material".

          If Standard & Poor's discontinues publication of the Index, or if it or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index, then the ending value as of any succeeding valuation date will be determined by reference to the value of that index, a "successor index." Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause notice to be furnished to the Company and the Warrant Agent, who will provide notice of the selection of the successor index to the registered holders of the AMPS. If Standard & Poor's discontinues publication of the Index, and a successor index is not selected by the Calculation Agent, or is no longer published on any valuation date, the periodic index level to be substituted for the Index for that valuation date will be a value computed by the Calculation Agent for that valuation date in accordance with the procedures last used to calculate the Index prior to any such discontinuance. If Standard & Poor's discontinues publication of the Index prior to the determination of the Cash Settlement Value, and the Calculation Agent determines that no successor index is available at that time, then on each Index Business Day until the earlier to occur of (a) the determination of the Cash Settlement Value or (b) a determination by the Calculation Agent that a successor index is available, the Calculation Agent will determine the value that is to be used in computing the Cash Settlement Value as described in the preceding paragraph, as if such day were a valuation date. The Calculation Agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to those values to be made available by telephone. If a successor index is selected, or the Calculation

Agent calculates a value as a substitute for the Index as described above, the successor index or value will be substituted for the Index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event has occurred.

          Section 1.02. Each AMPS will be automatically exercised in whole but not in part on the Expiration Date, without any requirement of notice of exercise to the Warrant Agent. The Final Index Level and Cash Settlement Value of such Warrants shall be determined on the Expiration Date, or, if the Expiration Date is not a Business Day, then on the Business Day following the Expiration Date. As used herein, "Business Day" means any day other than a Saturday or a Sunday or a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

          (a) On the Expiration Date or, if the Expiration Date is not a Business Day, then on the Business Day next following the Expiration Date, the Calculation Agent shall (i) obtain the Final Index Level (which Final Index Level shall be the Final Index Level on such day) from the Calculation Agent,
(ii) determine the Cash Settlement Value (in the manner provided above) of the Warrants to be automatically exercised, (iii) advise the Company by 5:00 P.M., New York City time, on the Expiration Date or, if the Expiration Date is not a Business Day, then on the Business Day next following the Expiration Date, of the Cash Settlement Value with respect to such Warrants and (iv) advise the Company of such other matters relating to the automatically exercised Warrants as the Company shall reasonably request. Provided that the Company has made adequate funds available to the Warrant Agent in a timely manner which shall, in no event, be later than 3:00 P.M., New York City time, on the third Business Day following the date on which the Final Index Level is obtained, the Warrant Agent will make payment available (i) in the case of Global Warrant Certificates, in same day funds or other acceptable means to the Depository, against receipt of the Global Warrant Certificate, and (ii) in the case of Definitive Warrant Certificates, in the form of a cashier's check or an official bank check to the appropriate Registered Holder, or (in the case of payments of at least $250,000) by wire transfer to a U.S. dollar account maintained by such Registered Holder (at the Registered Holder's written election), against receipt by the Warrant Agent at the Warrant Agent's Office from such Registered Holder of its Warrant Certificates, in either case after 3:00 P.M., New York City time, but prior to the close of business, on such third Business Day following the date on which the Final Index Level is obtained, such check to be in the amount of the aggregate Cash Settlement Value in respect of Warrants that have been automatically exercised. Warrant Certificates delivered to the Warrant Agent, and the Global Warrant Certificate, shall thereafter be promptly cancelled by the Warrant Agent.

          Section 1.03. The Company hereby appoints Bear, Stearns & Co. Inc. as Calculation Agent of the Company in respect of the AMPS upon the terms and subject to the conditions set forth in the Warrant Agreement; and Bear, Stearns & Co. Inc. hereby accepts such appointment. The Calculation Agent shall have the powers and authority granted to and conferred upon it in the Warrant Agreement and such further powers and authority to act on behalf of the Company as the Company may hereafter grant to or confer upon it with its consent.

                                   ARTICLE II

                                  MISCELLANEOUS

          Section 2.01. This Supplement shall be effective on the date hereof.

          Section 2.02. The recitals contained herein shall be taken as the statements of the Company, and the Warrant Agent assumes no responsibility for their correctness. The Warrant Agent makes no representations as to the validity or sufficiency of this Supplement.

          Section 2.03. This Supplement shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Warrant Agreement and its construction.

          Section 2.04. All agreements of the Company in this Supplement shall bind its successors. All agreements of the Warrant Agent in this Supplement shall bind its successors.

          Section 2.05. This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.


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

                  IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and their respective seals to be affixed hereunto and duly attested all as of the day and year first above written.

                                The Bear Stearns Companies Inc.



                                By /s/ Samuel L. Molinaro Jr.
                                   --------------------------------------------
                                   Name:  Samuel L. Molinaro Jr.
                                   Title: Executive Vice President and
                                          Chief Financial Officer


                                JPMorgan Chase Bank, as Warrant Agent



                                By  /s/ Natalie Pesce
                                   --------------------------------------------
                                   Name:  Natalie Pesce
                                   Title: Trust Officer


                                Bear, Stearns & Co. Inc., as Calculation Agent



                                By  /s/ Harry Engelman
                                   --------------------------------------------
                                   Name:  Harry Engelman
                                   Title: Senior Managing Director


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